SETTLEMENT AND RELEASE AGREEMENT

        THIS SETTLEMENT AND RELEASE AGREEMENT is entered into in Provo, Utah, by and between Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601, and Gary Sumihiro effective as of the 1st day of March- 2009.

Parties

        1.        Nu Skin or Company. As used herein, Nu Skin or Company shall mean and refer to Nu Skin Enterprises, Inc., or any affiliate of Nu Skin Enterprises, Inc. Affiliate means any person or entity that controls, is controlled by or is under common control with Nu Skin Enterprises, Inc., including, without limitations, any direct or indirect parent or subsidiary of Nu Skin Enterprises, Inc., or any officer, director, shareholder, employee, or agent of Nu Skin Enterprises, Inc., or of any direct or indirect parent or subsidiary of Nu Skin Enterprises, Inc.

        2.        Employee. As used herein, Employee shall mean and refer to Gary Sumihiro.

Background

        Employee was hired on April 9, 2007 and has been an at-will employee of Nu Skin since that date. Employee has elected to terminate his employment with the Company. As Employee and Nu Skin sever their employment relationship, they mutually agree it is in the best interests of both to enter into a mutual understanding, settle and compromise of all claims and disputes, if any, between them.

Agreement

        Now, therefore, in consideration of the foregoing, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

        1.          Employee’s employment with the Company shall terminate as of March 1, 2009 (the “Termination Date”). As of the Termination Date, Employee shall have no further rights as an employee and all rights to additional compensation and benefits arising from Employee’s employment shall end. Simultaneously with the execution of this Agreement Nu Skin and Employee are entering into a Consulting Agreement (the “Consulting Agreement”) pursuant to which Nu Skin has agreed to retain Employee as a consultant for a period of time. Except as specifically set forth below in this Agreement or in the Consulting Agreement, Nu Skin shall have no further obligation to provide any benefits or make any payments to or on behalf of Employee. Nu Skin agrees to provide the following payments or benefits to Employee as part of Employee’s separation:

(a)	Nu Skin shall make a one-time severance payment to Employee in the amount of $224,722 plus JPY 935,000 for transportation.

(b)	Nu Skin agrees that it will not claw back or seek to recover any portion of Employee’s signing bonus.

(c)	Nu Skin also agrees that nothing in this Agreement shall affect Employee’s post-employment rights set forth in the agreements related to Nu Skin’s deferred compensation plan, Nu Skin’s 401(k) plan, and Employee’s stock option agreements. Any vested deferred compensation will be paid out in accordance with the terms of such plan and Employee shall have the right to exercise any vested options as of the Termination Date for a period of 90 days to the extent set forth in the applicable stock option agreements.

(d)	Nu Skin shall pay the lease and utility payments for Employee’s accommodations in Japan through July 31, 2009, it being understood that Employee and his family shall continue to live in the same accommodations in Japan that they are currently living in. Nu Skin also shall pay any termination and or restoration costs associated with terminating the lease for these accommodations if and when Employee vacates the premises provided that Employee vacates the premises on or before September 30, 2009. Nu Skin will also continue to pay the storage costs on Consultant’s stored items in the US, the insurance coverage on items in consultant’s home in Japan, and the property management fees for Consultant’s home in Keystone Colorado through July 2009.

(e)	Nu Skin shall pay the tuition costs for Consultant’s children attending school in Japan consistent with what was being paid while Consultant was a Nu Skin employee, through the end of the school year ending in 2009.

(f)	Nu Skin shall reimburse Consultant for the cost of the family membership fee to the Tokyo American Club through July 2009. In addition, Employee can continue to use his Roppongi Hills Club membership, which previously has been paid by Nu Skin through September 2009 (it being understood that Nu Skin shall not make any further payments with respect to the Roppongi Hills Club membership).

(g)	Nu Skin shall also pay the costs to transport Consultant’s furnishings and goods back to Keystone, Colorado or such other location in the United States as designated by Consultant if Consultant elects to relocate to the United States prior to September 30, 2009. Nu Skin shall also pay the costs to transport Consultant’s furnishings and goods currently stored in Grand Rapids to Keystone, Colorado or such other location in the United States as designated by Consultant if such request is made on or before September 30, 2009. Nu Skin shall reimburse the reasonable travel costs (for flights in business class and rental car or other public transportation expenses) for Employee and his family to return to Keystone, Colorado or such other location in the United States as designated by Employee if he relocates back to the United States prior to September 30, 2009. All of the foregoing relocation benefits shall be subject in all respects to Nu Skin’s policy for such relocation costs and Employee must work with Nu Skin in making any arrangement for the shipment of furnishings or goods or in making any travel arrangements. If Employee does not relocate to the United States prior to September 30, 2009, then Nu Skin shall have no further obligation under this Agreement to pay the for the benefits described in this subparagraph (g).

(g)	Nu Skin shall provide tax equalization with respect to the income and benefits provided hereunder (and any compensation payable under the Consulting Agreement entered concurrently herewith) consistent with Nu Skin’s policies regarding tax equalization for expatriate employees. Nu Skin shall also pay for tax equalization for income outside of Nu Skin during the Consulting Term in an amount not to exceed $50,000. Nu Skin shall also pay to have Consultant’s tax returns prepared for 2008 and 2009 using Ernst & Young. Foreign tax credits accrued while Consultant resides in Japan shall be the property of Consultant.

(h)	In the event Employee competes with Nu Skin on or prior to December 31, 2009, Nu Skin shall have the right to stop making payments for any of the foregoing and seek reimbursement of any expenses related to the period that Employee was competing with Nu Skin.

        2.          In consideration of the payments and benefits to be provided by Nu Skin as set forth in Section 1, Employee, all persons and entities claiming by, through, or under Employee, hereby completely releases Nu Skin from all claims, charges, demands, grievances, and/or causes of action which Employee had, has, or may claim to have based on, arising from, or relating to Employee’s employment with Nu Skin or the termination thereof, including, without limitation, any claims, charges, demands, grievances, and/or causes of action under:

    (a)        Title VII of the Civil Rights Acts of 1964 and 1991, as amended, which prohibit discrimination on the basis of race, color, sex, religion, or national origin;

    (b)        Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination on the basis of race;

    (c)        The Employee Retirement Income Security Act as of the effective date of this Agreement;

    (d)        any state laws against discrimination; or

    (e)        any other foreign (including any national, local or other law or regulation applicable in Japan), federal, state, or local statute or common law relating to employment.

        The foregoing release also includes, without limitation, release of any claims for wrongful discharge, breach of express or implied contract of employment, employment-related torts, personal injury (whether physical or mental), or any other claims in any way related to Employee’s employment with or separation from Nu Skin. Employee acknowledges and agrees that Employee has not been discriminated against in any manner prohibited by law during Employee’s employment with Nu Skin or with regard to Employee’s separation from employment with Nu Skin.

        Notwithstanding the foregoing, Employee does not waive any rights to unemployment insurance benefits or worker’s compensation benefits. Employee further understands that nothing in this Paragraph 2 prohibits Employee from paying COBRA premiums to maintain Employee’s participation in Nu Skin’s group health plan to the extent allowed by law and subject to the terms, conditions, and limitations set forth in Nu Skin’s group health plan.

        Employee will continue to be covered by Nu Skin’s medical and dental benefits through the last day of the month in which the employment terminates. Except as expressly set forth herein, all employee benefits available to Employee under current policies of Nu Skin will cease at 11:59 p.m. on the Termination Date.

        3.         Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and Nu Skin agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

a.	Employee should consult with an attorney prior to executing this Agreement;

b.	Employee has at least twenty-one (21) days within which to consider this Agreement, although Employee may accept the terms of this Agreement at any time within those 21 days;

c.	Employee has at least seven (7) days following the execution of this Agreement by the parties to revoke this Agreement; and

d.	This Agreement will not be effective until the revocation period has expired.

        4.          Employee acknowledges that Nu Skin does not have a formal severance policy and that Nu Skin has no obligation to pay severance to Employee except as required by this Agreement.

        5.          Employee is reminded that the Key-Employee Covenants Agreement signed by Employee will remain in force following termination of employment ( exclusive of the non-compete provision in paragraph 10 which shall be superseded by the terms of the Consulting Agreement, and the return of assets and equipment provision in paragraph 12 thereof, which shall be superseded by the provisions of paragraph 6 below) including but not limited to the following clauses:

a.

Confidentiality Information: Employee acknowledges that during the term of employment with Company he or she may develop, learn and be exposed to information about Company and its business, including but not limited to formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists and training in Company’s manner of doing business in both product categories and direct selling and multi-level marketing strategies, and other trade secrets which information is secret, confidential and vital to the continued success of Company (“Confidential Information”). Employee agrees that he or she will not at any time (whether during employment or after termination of employment with Company), without the express written consent of Company, disclose, copy, retain, remove from Company’s premises or make any use of such Confidential Information except as may be required in the course of his or her employment with Company.

b.

Non-Solicitation: Employee shall not in any way, directly or indirectly, at any time during employment or within two (2) years after either a voluntary or involuntary employment termination take any of the following actions designed to encourage or entice Company distributors, employees or vendors to leave, change, or otherwise reduce their interactions with the Company: (a) solicit, divert, or take away Company’s distributors; (b) solicit in any manner Company’s employees, or vendors; or (c) assist any other person in any manner of persons in an attempt to do any of the foregoing. (Dave- I want to make sure we are in agreement. I am not going to compete with NS but if I start an entirely new business that is not competitive with NS and the people I know may be interested in seeing what I am doing I want to make sure this is ok.)

c.

Non-Disparagement: Employee shall not in any way, directly or indirectly, at any time during employment or after either voluntary or involuntary employment termination, commercially disparage Company, Company products, or Company Distributors including any contact with Distributors with purpose of diminishing the reputation of the Company or any of its employees.

d.

Non-Endorsement: Employee shall not in any way, directly or indirectly, at any time during employment or within one (1) year after either voluntary or involuntary employment termination endorse any product that competes with products of Company, promote or speak on behalf of any company whose products compete with those of Company, allow Employee’s name or likeness to be used in any way to promote any company or product that competes with products of Company.

        6.          At the time of termination of employment, Employee shall return to Nu Skin all confidential information, computers, cell phones, or other equipment or materials owned by Nu Skin that are in the possession of Employee or his family except as set forth in this paragraph 6. Employee may retain in his possession, during the pendency of the Consulting Term under the Consulting Agreement entered into contemporaneously herewith, one laptop computer and one cell phone/PDA. Both the cell phone/PDA and the laptop shall be returned to Nu Skin at the conclusion of the Consulting Term. Consultant shall have the option of purchasing the computers and other related equipment from Nu Skin at a price to be established by Nu Skin provided that all Nu Skin information data and information is cleaned off such equipment and as well as any software that is covered by a Nu Skin license.

        7.         Employee promises not to file or allow to be filed on Employee’s behalf any lawsuit, charge, or complaint against Nu Skin regarding the claims released in Paragraph 2 and 3 above.

        8.          This Agreement is a negotiated settlement of all claims, charges, demands, grievances, and/or causes of action, if any, between the parties. This Agreement does not constitute an admission by Nu Skin, and Nu Skin specifically denies that Nu skin has violated any contract, law, or regulation or that it has discriminated against Employee or otherwise infringed upon Employee’s rights and privileges or done any other wrongful act.

        9.         This Agreement is confidential information owned by Nu Skin. No party may disclose the contents of this Agreement except to the extent required by law. Notwithstanding the foregoing, Employee may disclose the terms of the Agreement to Employee’s attorney or to Employee’s immediate family (spouse and children). If Employee discloses the terms of this Agreement to Employee’s attorney or to Employee’s immediate family, Employee will advise them that they must not disclose the terms of this Agreement except to the extent required by law.

        10.         If Employee violates or breaches this Agreement, then this Agreement shall remain in full force and effect except that Nu Skin will be entitled to recover from Employee the monies paid pursuant to Paragraph 1 above, attorney’s fees and any other remedy available to Nu Skin pursuant to this Agreement or otherwise.

        11.         Should Employee return to work for the Company as an employee prior to the elapse of time being compensated for under this Agreement, there will be a pro-rata return of such severance payment in a lump sum by the Employee to the Company before any re-employment will be permitted to take place.

        12.         The provisions of this Agreement are severable. Should any provision hereof be voidable or unenforceable under applicable law, such voidable, or unenforceable provision shall not affect the validity of any other clause or provision, which shall remain in full force and effect. In addition, it is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

        13.         The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive and procedural laws of the State of Utah. Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Utah County, State of Utah or in any Federal District Court in Utah.

        14.         This Settlement and Release Agreement, together with the Consulting Agreement entered into simultaneously herewith, the Key-Employee Covenants Agreement as amended by this Agreement, and the agreements related to Nu Skin’s deferred compensation plan, Nu Skin’s 401(k) plan, and Consultant’s stock option agreements (hereinafter the “Sole Agreements”), constitute the entire and sole agreements between the parties. No other promises or agreements have been made to Employee or Nu Skin other than those contained in the Sole Agreements. Employee and Nu Skin acknowledge that they have read this Settlement and Release Agreement carefully, fully understand the meaning of the terms of this Settlement and Release Agreement, and are signing this Settlement and Release Agreement knowingly and voluntarily. This Settlement and Release Agreement may not be modified except by an instrument in writing signed by all of the parties hereto.

DATED: 2/27/09	/s/Gary Sumihiro Employee

DATED: 3/17/09	NU SKIN ENTERPRISES, INC /s/Ritch N. Wood Chief Financial Officer